EXHIBIT 21.1

                           SUBSIDIARIES OF THE REGISTRANT
                           ------------------------------

Thomasville National Bank, a national banking association.

Joseph Parker & Co., Inc., a Georgia corporation.

TNB Financial Services, Inc., a Georgia corporation.